UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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[ ] Preliminary proxy statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-12

ESCO TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF
THE STOCKHOLDERS OF
ESCO TECHNOLOGIES INC.
St. Louis, Missouri
December 20, 2006
TO THE STOCKHOLDERS OF
ESCO TECHNOLOGIES INC.:
      The Annual Meeting of the Stockholders of ESCO Technologies Inc. will be held at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 on Friday, February 2, 2007, commencing at 9:30 A.M. St. Louis time, at which meeting only holders of record of the Company’s common stock at the close of business on December 6, 2006 will be entitled to vote, for the following purposes:
      1. To elect two directors;
      2. To vote on a proposal to ratify the Company’s selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2007; and
      3. To transact such other and further business, if any, as lawfully may be brought before the meeting.

ESCO TECHNOLOGIES INC.

BY

Chairman, Chief Executive Officer and President
     Secretary
      Even though you may plan to attend the meeting in person, please execute the enclosed form of proxy and mail it promptly. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

ESCO TECHNOLOGIES INC.
9900A Clayton Road, St. Louis, Missouri 63124
PROXY STATEMENT
FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 2, 2007
      This proxy statement is furnished to the holders of all of the issued and outstanding shares of common stock (the “Common Shares”) of ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Stockholders to be held February 2, 2007, and all adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Stockholders. Such holders are hereinafter referred to as the “Stockholders”. The Company is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about December 20, 2006.
      Whether or not you expect to be present in person at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, the Common Shares can be voted only when represented by a properly executed proxy. In this case you have several choices:

•	You may vote on each proposal when returning the enclosed proxy form, in which case the Common Shares will be voted in accordance with your choices.

•	You may, when appropriate, indicate a preference to abstain on any proposal, which will have the effect described in “VOTING” on page 20.

•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Common Shares FOR election of the directors nominated by the Board of Directors and FOR the proposal to ratify the Company’s selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2007, and in their discretion on such other business as may properly come before the meeting.
      Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote in person.
      The close of business on December 6, 2006 was fixed as the record date for the determination of the Stockholders entitled to vote at the Annual Meeting of the Stockholders. As of the record date, 25,887,703 Common Shares were outstanding and entitled to be voted at such meeting. The Stockholders will be entitled to cast one vote for each Common Share held of record on the record date.
      A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2006 accompanies this proxy statement.
      The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail, and the expense thereof will be paid by the Company. Proxies may also be solicited by telephone, email or telefax by directors, officers or regular employees of the Company.

I.     ELECTION OF DIRECTORS
      The Board of Directors unanimously recommends a vote FOR election of V.L. Richey, Jr. and J.M. Stolze, the two nominees for Directors listed below.
Nominees and Continuing Directors
      The Company’s Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at seven. The Board is divided into three classes, with the terms of office of each class ending in successive years. Two directors of the Company are to be elected for terms expiring at the Annual Meeting in 2010, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. Proxies cannot be voted for more than two nominees.

Name, Age, Principal Occupation or	Served as
Position, Other Directorships	Director Since

TO BE ELECTED FOR TERMS ENDING IN 2010
V.L. Richey, Jr., 49	2002
Chairman, Chief Executive Officer and President of the Company
J.M. Stolze, 63	1999
Vice President and Chief Financial Officer, Stereotaxis, Inc., manufacturer of medical instruments
TO CONTINUE IN OFFICE UNTIL 2009
J.M. McConnell, 65	1996
Retired Chief Executive Officer, Instron Corporation, manufacturer of scientific instruments
D.C. Trauscht, 73	1991
Chairman, BW Capital Corporation, private investment company
Director of OMI Corporation and Bourns Inc.
TO CONTINUE IN OFFICE UNTIL 2008
W.S. Antle III, 62	1994
Former Chairman, President and Chief Executive Officer of Oak Industries, Inc., manufacturer of engineered products for the telecommunications industry
Director of John H. Harland Company and Checkpoint Systems, Inc.
L.W. Solley, 64	1999
Retired Executive Vice President, Emerson Electric Co., manufacturer of electrical and other products
J.D. Woods, 75	2001
Chairman Emeritus and retired Chief Executive Officer, Baker Hughes Incorporated, supplier of oilfield equipment and services
Director of National Oilwell Varco, Inc., OMI Corporation, United States Enrichment Corporation, Foster Wheeler Ltd. and Complete Production Services, Inc.

      C.J. Kretschmer, who was elected at the last Annual Meeting, resigned as a director effective August 3, 2006.

      Each of the nominees and continuing directors has had the same position with the same employer as stated in the preceding table during the past five years, except as follows:
      Mr. Richey was President and Chief Operating Officer of the Company from August 2001 to October 2002. Since October 2002, he has been Chief Executive Officer of the Company. Since April 2003, he has also been Chairman, and since September 30, 2006, he has also been President.
      From June 1995 until December 2003, Mr. Stolze was Executive Vice President and Chief Financial Officer of MEMC Electronic Materials, Inc. Since May 2004, he has been Vice President and Chief Financial Officer of Stereotaxis, Inc.
      From November 1992 until February 2002, Mr. Solley was Executive Vice President of Emerson Electric Co.
Board of Directors and Committees
      In connection with its annual review of director independence, the Board of Directors determined that the following director relationships with the Company pose no risk of a conflict of interest, are categorically immaterial to the Board’s determination of a director’s independence, and therefore such relationships will not be considered by the Board when determining the independence of a director: the employment by a director as an executive officer of another company that has made payments to the Company of less than $200,000 in any fiscal year in the preceding three fiscal years for property and services sold by the Company in the ordinary course of business and on substantially the same terms and prices as those prevailing at the time for comparable transactions with non-affiliated persons, provided such payments did not exceed five percent (5%) of such other company’s consolidated gross revenues in such fiscal year and resulted in no special benefit to the director. Other than relationships deemed categorically immaterial as described above, the Board has determined that none of the non-management directors has any relationship with the Company other than in his capacity as a director and shareholder, and, as a result, such directors are determined to be independent under the standards of the New York Stock Exchange. The non-management directors are W.S. Antle III, J.M. McConnell, L.W. Solley, J.M. Stolze, D.C. Trauscht and J.D. Woods.
      There were five meetings of the Board of Directors during fiscal year 2006. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s policy requires the attendance of all directors at the Annual Meeting of Stockholders, except for absences due to causes beyond the reasonable control of the director. Each of the eight directors in office at the time of the 2006 Annual Meeting attended that meeting.
      The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. The non-management directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Directors who are employees of the Company do not receive any compensation for service as directors. Compensation paid to non-management directors is as follows: annual cash retainer for each non-management director — $20,000; additional annual cash retainer for Lead Director — $15,000; annual fee for Board meetings — $4,800; annual cash retainer for Chairman of Audit and Finance Committee — $7,000; annual cash retainer for Chairman of Human Resources and Compensation and Nominating and Corporate Governance Committees — $5,000; annual fee for meetings of Audit and Finance Committee and Human Resources and Compensation Committee — $4,800; annual fee for meetings of Nominating and Corporate Governance Committee — $6,000. In addition, each non-management director receives a retainer of 800 Common Shares per quarter. All of the above-mentioned cash retainers and fees are paid in January of each year.
      Under the Company’s extended compensation plan for non-management directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-management director for at least five years or whose tenure as a director expires pursuant to the Company’s Bylaws restriction regarding maximum age for election will, after the later of termination of services as a director or reaching age 65, receive for life a percentage of the fiscal year 2001 annual cash retainer for directors of $20,000. Such percentage ranges from 50% to 100% based upon years of service as a director. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. On or after retirement, if the eligible director so elects, the actuarial equivalent of the benefit may be received in a single lump sum.
      Directors may elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.
      Directors are covered by stock ownership guidelines. Under these guidelines, each independent director is expected to accumulate shares having a total cash value equal to five times the annual cash retainer. These shares must be accumulated within five years of guideline adoption or appointment to the Board. All directors are in compliance with the guidelines.
CORPORATE GOVERNANCE
      The Board of Directors has adopted corporate governance guidelines and a code of business conduct and ethics applicable to all of the Company’s directors, officers and employees. These documents are posted on the Company’s web site: www.escotechnologies.com. A copy of each of the corporate governance guidelines and the code of business conduct and ethics is also available in print to any Stockholder who requests it.
      Mr. Trauscht, the Company’s Lead Director, presides at meetings of the non-management directors (each of whom is deemed independent), which occur on a regular basis. Interested parties who wish to make their concerns known to the Company’s non-management directors may communicate directly with the Lead Director by writing to: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186.
COMMITTEES
      The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors.
      The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board. The Committee held no meetings in fiscal year 2006. Mr. Richey (Chairman), Mr. Antle and Mr. Trauscht are the members of the Committee.
      The Audit and Finance Committee’s functions generally are to assist oversight by the Board of Directors of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s out-sourced internal audit function and independent auditors. These functions include the responsibility to appoint, retain and oversee the firm of independent auditors performing the annual audit; to annually evaluate the qualifications, independence and prior performance of the independent auditors; to review the scope of the auditors’ work and approve their annual audit fees and their other non-audit service fees; to review the Company’s internal controls with the independent auditors and the internal audit executive; to review with the independent auditors any problems they may have encountered during the annual audit; to discuss 10-K and 10-Q reports with management and independent auditors before filing; to review and discuss earnings press releases; to discuss with management major financial risk exposures; to review the annual plan and associated resource allocation of the out-sourced internal audit function; to review the Company’s reports to Stockholders with management and the independent auditors and receive certain assurances from manage-

ment; to prepare a report as required by the Securities and Exchange Commission to be included in the annual proxy statement; and to review the effectiveness of the Company’s legal, regulatory and corporate governance compliance programs. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Stolze, a member of the Audit and Finance Committee, is an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Committee met eight times in fiscal year 2006. Mr. Antle (Chairman), Mr. McConnell and Mr. Stolze are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.
      The Human Resources and Compensation Committee’s functions generally are to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine and approve the Chief Executive Officer’s compensation level based upon the evaluation; to review and approve the compensation of officers and other key executives, incentive-compensation plans, equity-based plans and other compensation plans; to review and approve material changes to benefit programs, including new programs; to review the performance and development of Company management in achieving corporate goals and objectives; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; to prepare a report on executive compensation as required by the Securities and Exchange Commission to be included in the annual proxy statement; and to oversee the Charitable Contributions Program. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal year 2006. Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.
      The Nominating and Corporate Governance Committee’s functions generally are to identify and recommend approval of individuals qualified to become Board members; to recommend director nominees for selection to the Board; to develop and recommend to the Board effective corporate governance guidelines; to oversee the Company’s ethics programs; and to lead the Board in its annual review of the Board’s performance. The Committee will consider candidates for election as directors recommended by Stockholders and evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. The Committee has not established other specific minimum qualifications that must be met by a candidate in order to be considered for nomination by the Committee, but requires that candidates have varied business and professional backgrounds; be persons of the highest integrity; possess sound business judgment and possess such other skills and experience as will enable the Board to act in the long-term interests of the Stockholders. Additionally, the Committee may establish and utilize such other specific membership criteria as the Committee deems appropriate from time to time in light of the Board’s need of specific skills and experience. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, Stockholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above-described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above-described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third party search firms to identify candidates, but did not do so in fiscal year 2006. Stockholders who wish to recommend director candidates for the next Annual Meeting of Stockholders should notify the Committee no later than August 28, 2007. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o the Company’s Corporate Secretary, Alyson S. Barclay, at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election. No such Stockholder candidates have been received by the Company for this Annual

Meeting. Each member of the Committee has been determined by the Board to be an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal year 2006. Mr. Trauscht (Chairman) and Mr. Solley are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.
Report of the Audit and Finance Committee
      The Audit and Finance Committee (the “Committee”) oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended September 30, 2006 with management, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.
      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the auditors’ written disclosures and the letter required by Standard No. 1 of the Independence Standards Board received by the Company. The Committee also discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61.
      Further, the Committee discussed with the Company’s internal audit executive and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and independent auditors, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the Securities and Exchange Commission. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent auditors for fiscal 2007.

The Audit and Finance Committee

W.S. Antle III, Chairman
J.M. McConnell
J.M. Stolze

Executive Compensation
Report Of The Human Resources And Compensation Committee
On Executive Compensation
Introduction
      The following report is provided by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”). The Committee supervises the Company’s Executive Compensation Program (the “Program”) and is directly responsible for compensation actions affecting the executive and other senior officers of the Company. In this regard, the role of the Committee is to oversee the Company’s compensation plans and policies, annually review and approve all decisions relative to the executive officers’ compensation, and administer the plans (including the review and approval of equity awards to executive officers). The Committee is also responsible for reviewing and supporting the corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives.
      The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it may also consider and take action by unanimous written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. The Company’s Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee.
Executive Compensation Philosophy
      The Company’s general executive compensation philosophy is that total cash compensation should be tied to the Company’s performance in achieving financial and non-financial objectives, and that long-term compensation should be closely aligned with the Stockholders’ interests.
      In furtherance of this philosophy, the Program is designed and administered in such a way as to relate executive compensation to four basic objectives:

•	Competitive Position: The Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist it in determining competitive compensation practices, the Committee generally utilizes information about compensation levels of peer companies and other industrial companies (together, the “Survey Companies”) provided by an independent executive compensation consultant. The Committee generally seeks to set target total cash executive compensation close to the median levels of such companies so that it remains market competitive. When total cash compensation varies from competitive levels, the Committee makes appropriate adjustments over time through the annual compensation planning process. For fiscal 2006, the Committee utilized the fiscal 2005 report on executive compensation prepared by a nationally-recognized, independent executive compensation consultant retained by the Committee (the “Fiscal 2005 Consultant Report”), and applied an appropriate escalation factor to it for use in the review and determination of fiscal 2006 compensation.

•	Company Performance: The Program is designed to reflect overall Company performance, with appropriate consideration of conditions that exist in the industries in which it engages. In determining compensation levels and compensation changes, the Committee considers the Company’s overall performance in meeting both short-term and long-term objectives, achievement of operating objectives, performance in key areas such as Stockholder value, economic profit, growth and earnings per share, as well as progress toward long-term strategic objectives.

•	Stockholder Return: The Program has been designed to establish a direct link between the interests of the Company’s executives and its Stockholders. This is accomplished by allocating a portion of senior management compensation to stock-based programs tied directly to Stockholder return and by establishing executive officer and other senior officer stock ownership guidelines.

•	Individual Performance: In addition to the above factors, the Committee considers the executive’s individual performance and contributions to the Company’s results in determining appropriate compensation levels.

The Executive Compensation Program
      There are three main components to the Company’s executive compensation program: base salary, annual cash incentive compensation, and long-term incentive compensation. Each executive’s compensation is linked directly to the Company’s performance through substantial at-risk variable pay.

•	Base Salary: The base salary of each executive is reviewed annually and set by the Committee generally at the beginning of each fiscal year. Salary changes reflect overall Company performance, pay competitiveness and the individual’s performance. The percentage of total cash compensation represented by base salary is based on the level of the position, with base salary in fiscal 2006 of approximately 60% for the Chairman and Chief Executive Officer (the “CEO”) and the President and Chief Operating Officer (the “COO”), and approximately 70% for the Senior Vice President and Chief Financial Officer and the Vice President, Secretary and General Counsel.

•	Annual Cash Incentive Compensation: Commencing with fiscal 2006, the Company divided the executive officers’ annual cash incentive compensation (“bonus”) target between two plans: (i) the Incentive Compensation Plan For Executive Officers (“ICP”), adopted February 2, 2006, which was implemented to comply with Section 162(m) of the Internal Revenue Code (see page 12 below), and (ii) the historical Performance Compensation Plan (“PCP”). The bonus target percentage of total cash compensation represented by the ICP and PCP is based on the level of the position, with a target for fiscal 2006 of approximately 20% under each plan for the CEO and the COO and approximately 15% under each plan for the other executive officers. These plans closely link the executives’ pay to the Company’s financial results and provide for compensation variability through lower incentive payments in times of poor performance and higher compensation in times of strong performance. The Committee sets bonus targets and evaluation criteria generally near the beginning of each fiscal year. Actual PCP and ICP payments will vary from the bonus targets depending on the extent to which performance meets, exceeds or falls below the Company and individual evaluation criteria. For fiscal 2006, the Committee approved the PCP evaluation criteria, which are both subjective and objective and include Company performance (considering market conditions and industry circumstances) in key areas such as shareholder value, economic profit, growth and other factors, as well as individual performance as measured against strategic management objectives. For fiscal 2006, the ICP evaluation criterion approved by the Committee was an objective earnings per share (“EPS”) target.

•	Long-Term Incentive Compensation: To align the interests of the Company’s management directly with those of Stockholders, a portion of the executives’ total compensation is provided by stock-based, long-term compensation plans. In the past three years, stock options and performance-accelerated restricted stock (“PARS”) have been awarded to the executive officers. These awards are included in the tables on pages 13 and 14 of this proxy statement.
      The Company’s equity programs provide for various types of equity awards including incentive stock options and non-qualified stock options. All options granted to date, when first issued, have been awarded at an exercise price equal to the fair market value of the stock on the date of the award. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Committee, but are not determinative of future grants. Like base salary, the grants are set with regard to competitive considerations, individual performance and the executive’s potential for future contributions.
      The equity programs also provide for the award of PARS which allows shares to be earned upon the achievement of specific stock price targets. Vesting is contingent on continued employment for a specified period after the shares are earned. However, awards not earned by stock performance will nevertheless vest and be distributed at the end of the service period established for the award, provided the recipient continues in the employment of the Company.
      Stock-based programs encourage Stockholder value creation, as this component of the compensation system is designed to retain senior executives and motivate them to improve the market value of the stock over a number of years.
Executive Share Ownership Guidelines
      The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with the Stockholders, the Committee has adopted ownership guidelines for senior management. Under these guidelines, certain executives (including the CEO and other executive officers) are expected to accumulate shares until they achieve and continue to maintain a significant ownership position, expressed as total share cash value as a multiple of annual total cash compensation as follows: Chairman, Chief Executive Officer and President — five times total cash compensation; other executive officers — three times total cash compensation.
      The Committee periodically reviews share ownership levels of those persons subject to these guidelines. These guidelines must be achieved within five years of the effective date of the program or the date of appointment as, or promotion to, a corporate officer. Unexercised stock options, including vested options, as well as unvested PARS, are not included in determining whether an executive has achieved the ownership levels set forth above. Each of the named executive officers has achieved stockholdings in excess of the applicable multiple set forth above.
Fiscal 2006 Executive Officer Compensation
      Fiscal 2006 base salaries for the executive officers, which are shown in the Summary Compensation Table on page 13, were set at the beginning of fiscal 2006. The salaries were set based on a subjective evaluation of fiscal 2005 performance and the Committee’s review of current salary levels compared to compensation data from the Survey Companies (as described on page 8). At the time of the review, all of the executive officers’ base salaries were below the median levels of the Survey Companies.
      In determining fiscal 2006 target total cash compensation (base salary plus ICP and PCP bonus targets) for the executive officers, the Committee considered the competitiveness of total cash compensation levels compared to the escalated fiscal 2005 compensation data from the Survey Companies. The fiscal 2006 total cash compensation of the Company’s executive officers is detailed in the Summary Compensation Table on page 13. The Fiscal 2005 Consultant Report reflected that the Company’s bonus target percentages were generally in line with the market median levels for the general industry group.
      In fiscal 2006, the Committee granted the executive officers equity awards in the form of stock options and PARS (See “Fiscal 2006 Long-Term Incentive Awards” below.) The specifics of the equity awards provided to the executive officers are detailed in the Summary Compensation Table on page 13.
Fiscal 2006 Chief Executive Officer Compensation
      In fiscal 2006, the Company recorded net sales of $458.9 million, an increase of $29.8 million, or 6.9 percent, over fiscal 2005 net sales of $429.1 million. Fiscal 2004 sales were $422.1 million. Net earnings were $31.3 million, or $1.19 per share, in fiscal 2006, $43.5, million or $1.66 per share, in fiscal 2005, and $35.7 million, or $1.34 per share, in fiscal 2004. The decrease in fiscal 2006 net earnings and earnings per share compared to fiscal 2005 was driven by lower sales and earnings from defense spares products in the Filtration/ Fluid Flow segment and lower video security product deliveries in the Communications segment. Also, during fiscal 2006, the Company significantly increased its spending in engineering manpower and new product development, primarily in Communications. Net earnings and earnings per share were higher in fiscal

2005 compared with fiscal 2004 primarily due to significantly higher sales and earnings from video security products in Communications.
      Due to the variety of end markets in which the Company operates, year-to-year comparisons of net sales and net earnings can fluctuate significantly as a result of the timing and volume of delivery schedules on large automatic meter reading contracts, high margin defense spares products, video security products and worldwide test chamber installations. In particular, the contract selection cycle on large investor-owned utility (IOU) customer contracts in the Communications segment can vary from one to three years, and, if selected, the product deployment and revenue cycle can occur over periods exceeding five years.
      Within the Communications segment, the Company continues to invest heavily in engineering and new product development, including hardware and software products, along with selective acquisitions to satisfy the evolving requirements of what has become “advanced metering” for the utility industry. These costs can be significant and are expended well in advance of contract selection and product delivery and can have a material effect on net earnings in a given year. The spending on these advanced products is necessary to remain competitive in this very fast growing utility market.
      Management regularly reviews all major investment decisions and considers both the short-term and long-term opportunities that may result from these expenditures. These ongoing investments are intended to allow the Company to participate in a meaningful level of new opportunities and to capture its share of the growth available in the advanced metering utility marketplace.
      Fiscal 2006 base salary of $550,000 for the CEO was set by the Committee at the beginning of the fiscal year. The Committee took into account the Company’s financial and operating performance for fiscal 2005, including the significant free cash flow and the increase in EPS. Additionally, the Committee recognized the continuing progress of the CEO and his management team in the selective evaluation and implementation of capital investments for future growth, continued cost structure improvement, and the substantial progress on the Pacific Gas & Electric contract. Also, the Committee considered the factors set forth in the preceding three paragraphs.
      In determining the fiscal 2006 combined ICP and PCP bonus target of $366,000 for the CEO, the Committee considered the total cash compensation of the CEO compared to the Survey Companies and the bonus target percentage for this position, in conjunction with the increase in base salary. During the first quarter of fiscal 2006, the Committee agreed to measure 50% of the bonus target (the ICP bonus) against the EPS target, and measure the other 50% of the bonus target (the PCP bonus) against (i) the achievement of other Company performance factors (weighted at 35%) and (ii) the execution of individual objectives (weighted at 15%), which were established by the Committee in consultation with the Lead Director at the beginning of fiscal 2006.
      The actual fiscal 2006 combined ICP and PCP bonus award of $298,290 to the CEO was based upon the factors identified in the “Annual Cash Incentive Compensation” paragraph above (page 9). As 50% of the bonus target was measured against the EPS target, this portion of the bonus award was lower than in the prior year due to the Company’s underachievement relative to the EPS target.
      Based upon the Company’s fiscal 2005 financial performance, as described above, and relative Stockholder return, the value of similar incentive awards to CEO’s in the Survey Companies, and the awards given to the CEO in the past three years, in November 2005, the CEO was granted 15,050 stock options and received a PARS award of 15,050 shares. See “Fiscal 2006 Long-Term Incentive Awards” below and the “Long-Term Compensation” information in the Summary Compensation Table.
      In fiscal 2006, as a result of the achievement of PARS awards share price targets, the CEO earned 12,000 previously awarded shares, which will vest and be distributed upon his continued service through March 31, 2007.

Fiscal 2006 Executive Officer Long-Term Incentive Awards
      The option price of stock options awarded to executive officers in fiscal 2006 was the fair market value on the date of award. The fiscal 2006 PARS awards established higher share price targets than previous awards, and aimed to further align the long-term interests of the executive officers with those of Stockholders. These shares will be earned subject to the achievement of specified stock price target levels over the period from October 2007 through September 2010; however, awards not earned by stock performance will nevertheless vest and be distributed at the end of the service period established for the award, provided the recipient continues in the employment of the Company. The individual equity grant amounts were based on internal factors such as the size of prior grants, relative job scope and contributions made during the past year, as well as the review of the Survey Companies’ escalated fiscal 2005 data on executive officer compensation.
Section 162(m)
      Section 162(m) of the Internal Revenue Code, adopted in 1993, imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the executive officers named in such company’s proxy statement. To date, all of the stock option plans have been approved by Stockholders to enable options granted under those plans to qualify as deductible performance-based compensation under Section 162(m). The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly-competitive environment.
      In fiscal 2006, the Company received Stockholder approval of the ICP, a new annual cash incentive compensation plan, which establishes an objective method for the development of bonus evaluation criteria and the subsequent payment of a portion of the executive officers’ cash incentive compensation based on performance measured against such criteria. The ICP provides the Company with the flexibility to establish additional objective bonus evaluation criteria as may be appropriate from year to year. See “Annual Cash Incentive Compensation” on page 9.
      The Committee continues to consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for deductibility if the Committee concludes that this is in the Company’s best interests.
      Additionally, cash compensation voluntarily deferred by the named executive officers under the Company’s Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid.
Summary
      The Committee believes the Company’s compensation program has been designed and managed by the Committee to directly link the compensation of the Company’s executives to Company performance, individual performance and Stockholder return. The Committee will continue to address these compensation levels over time, consistent with Company and individual performance, and will continue to emphasize performance and stock-based compensation that links management and Stockholder interests.

The Human Resources and
Compensation Committee

J.D. Woods, Chairman
L.W. Solley
D.C. Trauscht

Summary Compensation Table
      The following table contains certain information concerning compensation for each of the last three fiscal years for all services rendered in all capacities to the Company and its subsidiaries of the Chairman and Chief Executive Officer and the other three executive officers serving at September 30, 2006. Effective that date, (i) C.J. Kretschmer resigned as President and Chief Operating Officer and ceased to be an executive officer, and (ii) V.L. Richey, Jr. became President in addition to his positions as Chairman and Chief Executive Officer.

						Long-Term Compensation

	Annual Compensation					Awards			Payouts

						($)		(#)		($)
				($)		Restricted		Securities	($)	All Other
Name and	Fiscal	($)	($)	Other Annual		Stock		Underlying	LTIP	Compen-
Principal Position	Year	Salary	Bonus	Compensation		Awards(1)		Options	Payouts	sation(2)

V. L. Richey, Jr.	2006	$550,000	$298,290	7,906		$641,431	(3)	15,050	0	$29,771
Chairman & Chief	2005	500,000	499,500	7,455		542,880	(4)	15,600	0	27,957
Executive Officer	2004	360,000	480,000	7,081		295,200	(5)	25,400	0	17,375
C. J. Kretschmer	2006	355,000	188,000	9,370		323,912	(3)(6)	7,600	0	12,378
President & Chief	2005	322,000	328,490	6,816		348,000	(4)(6)	10,000	0	15,021
Operating Officer	2004	260,000	330,000	5,876		233,700	(5)	10,200	0	10,818
G. E. Muenster	2006	275,000	99,000	4,747		191,790	(3)	4,500	0	2,745
Senior Vice President &	2005	250,000	164,780	4,140		222,720	(4)	6,400	0	2,491
Chief Financial Officer	2004	195,000	170,000	3,298		118,080	(5)	6,800	0	2,203
A. S. Barclay	2006	210,000	74,250	38,036	(7)	144,908	(3)	3,400	0	15,637
Vice President, Secretary &	2005	195,000	130,200	4,714		160,080	(4)	4,600	0	15,017
General Counsel	2004	155,000	140,000	4,381		88,560	(5)	5,600	0	8,318

(1)	Restricted shares shown in this column are performance-accelerated restricted shares that will vest if the named officer continues in the employment of the Company through the employment service period established for the award; however, these shares will vest earlier upon achievement of specified stock price targets established for the award and continued employment of the named officer through March 31 of the year following the end of the fiscal year in which the target is achieved. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends, if any, will not be paid prior to the vesting and distribution of the shares.

(2)	Amounts shown in this column are Company cash match contributions under the Employee Stock Purchase Plan and/or the Employee Savings Investment Plan whereby the Company matches certain percentages of the employees’ contributions. See “Retirement Plan” on page 15.

(3)	Represents fair market value of $42.62 per share at the time of award for the shares awarded as follows: Mr. Richey — 15,050 shares; Mr. Kretschmer — 7,600 shares; Mr. Muenster — 4,500 shares; Ms. Barclay — 3,400 shares. At September 30, 2006, each of these individuals held an aggregate of unvested Company performance-accelerated restricted stock having a value as follows: Mr. Richey — 42,650 shares/$1,963,606; Mr. Kretschmer — 9,500 shares/$437,380; Mr. Muenster — 15,700 shares/$722,828; Ms. Barclay — 11,600 shares/$534,064.

(4)	Represents fair market value of $34.80 per share at the time of award for the shares awarded as follows: Mr. Richey — 15,600 shares; Mr. Kretschmer — 10,000 shares; Mr. Muenster — 6,400 shares; Ms. Barclay — 4,600 shares.

(5)	Represents fair market value of $24.60 per share at the time of award for the shares awarded as follows: Mr. Richey — 12,000 shares; Mr. Kretschmer — 9,500 shares; Mr. Muenster — 4,800 shares; Ms. Barclay — 3,600 shares.

(6)	This award was cancelled in connection with Mr. Kretschmer’s resignation as an executive officer.

(7)	Includes car allowance of $18,000 and $9,222 for club expenses.
      The Company’s stock option and performance-accelerated restricted stock award agreements applicable to the named executive officers generally provide for acceleration of vesting and, in certain cases, payout of awards in the event of a change in control of the Company, as defined in such agreements.
OPTION GRANTS IN LAST
FISCAL YEAR

	Individual Grants

	(#)	% of Total
	Number of	Options
	Securities	Granted to			($)
	Underlying	Employees	($/Share)		Grant Date
	Options	in Fiscal	Exercise	Expiration	Present
Name	Granted(1)	Year	Price	Date	Value(2)

V. L. Richey	15,050	4.59	$42.985	11/9/2010	$175,457
C. J. Kretschmer	7,600	2.32	$42.985	11/9/2010	88,603
G.E. Muenster	4,500	1.37	$42.985	11/9/2010	52,462
A.S. Barclay	3,400	1.04	$42.985	11/9/2010	39,638

(1)	These stock option grants are non-transferable, have a term of five years from the date of grant, and have an exercise price equal to 100% of the fair market value on the date of grant. The options are exercisable as follows: one-third of the options granted may be exercised on or after one year after the date of grant, an additional one-third on or after two years after the date of grant, and the final one-third on or after three years after the date of grant. In the event of a change in control of the Company, 100% of the options granted immediately vest.

(2)	Estimated present values based on the Black-Scholes option pricing model, a mathematical formula used to value options traded on stock exchanges. The following assumptions were used in applying the model to calculate the values: expected future stock price volatility rate of 27.92%; risk-free rate of return of 4.53% for the option term; annual dividend yield of 0%; and a three and one-half year expected term. No adjustments have been made for non-transferability or risk of forfeiture. The actual value of the options will depend on the market price of the shares on the date options are exercised, and may vary significantly from the theoretical values estimated by the Black-Scholes model.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The following table provides certain information concerning stock option exercises during fiscal year 2006 by each of the named executive officers and the value of their unexercised options at September 30, 2006.

(#)
			Number of	($)
			Securities	Value of
			Underlying	Unexercised,
			Unexercised	In-The-Money
			Options at	Options at
	(#)		9/30/06	9/30/06(2)
	Shares	($)
	Aquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized(1)	Unexercisable	Unexercisable

V. L. Richey	8,600	$384,033	135,916 / 33,918	$4,290,040 / $357,352
C. J. Kretschmer	6,000	250,560	36,792 / 17,668	1,061,941 / 177,471
G.E. Muenster	7,800	411,528	72,186 / 11,036	2,618,656 / 114,288
A.S. Barclay	0	0	81,080 / 8,336	2,944,424 / 87,935

(1)	Based on the difference between the average of the high and low market prices on the date of exercise and the option prices.

(2)	Based on the difference between the average of the high and low market prices on September 30, 2006 and the option prices.
RETIREMENT PLAN
      At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, a participant will be credited with his service under the Emerson Retirement Plan, but his benefit accrued under the Retirement Plan will be offset by his benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code. In 1993, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives including the executive officers (other than Mr. Muenster). The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.
      These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans.
      The annual benefit payable at age 65 from the Retirement Plan and the SERP, where applicable, for each of the persons named in the Summary Compensation Table, on the basis of a single life annuity with five years certain payment option, are as follows as of December 31, 2003: Mr. Richey, $60,448; Mr. Kretschmer, $88,498; Mr. Muenster, $31,218; and Ms. Barclay $37,675. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.
      Effective January 1, 2004, the Company modified its existing Employee Savings Investment Plan (an employee benefit plan under section 401(k) of the Internal Revenue Code which is available to substantially all United States employees including the executive officers), through the addition of a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of employee contributions which are in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts contributed in fiscal year 2006 by the Company to certain persons listed in the Summary Compensation Table were $8,800 for Mr. Richey, $8,800 for Mr. Kretschmer and $8,839 for Ms. Barclay.
SEVERANCE PLAN
      The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a Change of Control (as defined in the Plan), each of the executive officers will be entitled to be employed by the Company for a two-year period, during which: (i) he or she will be paid a minimum base salary equal to his or her base salary prior to the Change of Control, and a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) he or she will continue to receive the employee benefits to which he or she was entitled prior to the Change of Control. During this employment period, if the executive officer’s employment is terminated by the Company other than for cause or disability, or the executive officer terminates his or her employment following certain actions by the Company, he or she will be entitled to receive, among other things: (i) two times his or her minimum annual base salary and an annual bonus, as defined in the Plan, and (ii) the continuation of his or her employee benefits for two years. The Company may amend the Plan, but no amendment adverse to the rights of the executive officers will be effective unless notice thereof has been given by the Company to the affected executive officer(s) at least one year prior to the occurrence of a Change of Control. Effective September 30, 2006, Mr. Kretschmer’s participation in the Plan terminated by mutual agreement with the Company.
EMPLOYMENT AGREEMENTS
      The Company entered into employment agreements effective on or about November 1, 1999 with Messrs. Richey, Kretschmer, Muenster and Ms. Barclay. These employment agreements were amended to extend until November 2, 2004, and were further amended on May 5, 2004 to provide for automatic renewal after November 2, 2004 for subsequent one-year periods unless a six month notice of non-renewal is given by the Company or the executive. By mutual agreement, Mr. Ketschmer’s employment agreement was terminated effective September 30, 2006.
      The employment agreements provide for a base salary of not less than their fiscal year 1999 base salary, as increased in accordance with the Company’s compensation policy, and an annual bonus in accordance with the Performance Compensation Plan. These executives are also entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine. They are also entitled to participate in all employee benefit programs of the Company applicable to senior executives, and the Company will continue to provide certain perquisites, including financial planning, an automobile allowance and club memberships.
      The Company has the right to terminate the employment of the executive officers at any time upon thirty days notice for cause or without cause, and these executives have the right to resign at any time upon thirty days notice. If an executive’s employment is terminated by the Company other than for cause, or if an executive terminates his employment following certain actions by the Company, the executive will be entitled to receive certain benefits. In the case of such a termination, Mr. Richey will receive for two years, and Mr. Muenster and Ms. Barclay will receive for one year: (i) the continuation of their then-current base salary and bonus (bonus calculated using the annual percentage of base salary under the Performance Compensation Plan for the last fiscal year prior to termination), (ii) immediate vesting of outstanding stock options and immediate vesting and payout of shares earned under the performance-accelerated restricted stock plan, and (iii) continuation of employee benefits and perquisites for the period of base salary continuation. If an executive’s employment is terminated in connection with a Change of Control (as defined), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan.
      All of the aforementioned agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a specific period from soliciting employees of the Company and from soliciting customers or distributors of the Company.
      In connection with the termination of Mr. Kretschmer’s employment agreement as stated above, the Company entered into a new employment agreement with him effective October 1, 2006, which is terminable by either party at any time. Under this agreement, he is employed as a Vice President with an annual salary of $250,000, a car allowance of $1,500 per month, allowances for club membership and financial planning, and standard employee benefits. The agreement provides that the Company is under no obligation to award future bonuses, stock options, PARS or similar awards. The stock options previously granted to Mr. Kretschmer remain in effect. Certain of the PARS previously awarded to him have been terminated, as shown in the Summary Compensation Table on page 13.

PERFORMANCE GRAPH
      The following graph presents a comparison of the cumulative total shareholder return on the Common Shares as measured against the Russell 2000 Index and a peer group (the “2006 Peer Group”). The Company is not a component of the 2006 Peer Group, but it is a component of the Russell 2000 Index. The measurement period begins on September 30, 2001 and measures at each September 30 thereafter. These figures assume that all dividends, if any, paid over the measurement period were reinvested, and the starting value of each index and the investments in the Common Shares were $100 at the close of trading on September 30, 2001.

	9/01	9/02	9/03	9/04	9/05	9/06

ESCO Technologies Inc.	100	129.72	181.81	272.13	402.17	369.80

Russell 2000 Index	100	90.70	123.80	147.04	173.44	190.65

2006 Peer Group	100	93.54	128.07	158.20	182.28	209.38

      The 2006 Peer Group is the same peer group included in last year’s performance graph and designated the “2005 Peer Group”. The 2006 Peer Group is comprised of six companies, which correspond to the Company’s three industry segments as follows: Filtration/ Fluid Flow segment (38% of the Company’s 2006 total revenue) — Pall Corporation and Clarcor Inc.; Communications segment (34% of the Company’s 2006 total revenue) — Badger Meter Inc., Itron Inc. and Roper Industries Inc.; and Test segment (28% of the Company’s 2006 total revenue) — Tektronix Inc.
      In calculating the composite return of the 2006 Peer Group, the return of each company comprising the 2006 Peer Group is weighted by (i) its market capitalization in relation to the other companies in its corresponding Company industry segment, and (ii) the percentage of the Company’s 2006 total revenue represented by its corresponding Company industry segment.

Security Ownership Of Directors and Executive Officers
      The following table sets forth certain information with respect to the number of Common Shares beneficially owned by the directors and executive officers of the Company as of December 12, 2006. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Number of		Percent
	Common Shares		of Outstanding
Name of Beneficial Owner	Beneficially Owned(1)		Common Shares

W.S. Antle III	36,134	(2)	(3)
A.S. Barclay	151,389		(3)
J.M. McConnell	21,754	(4)	(3)
G.E. Muenster	170,164		(3)
V.L. Richey, Jr.	301,242		1.2%
L.W. Solley	10,950		(3)
J.M. Stolze	19,800	(5)	(3)
D.C. Trauscht	10,800		(3)
J.D. Woods	6,616		(3)
All directors and executive officers as a group (9 persons)	728,849		2.8%

(1)	Includes the following Common Shares covered by employee stock options which the individual has the right to acquire within 60 days after December 12, 2006: Ms. Barclay 82,747, Mr. Muenster 75,819, Mr. Richey 146,132, and all directors and executive officers as a group 304,698. Does not include the following Common Shares representing outstanding awards of PARS which have not yet been issued and which the individual does not have the right to acquire within 60 days after December 12, 2006: Ms. Barclay 15,050, Mr. Muenster 20,750 and Mr. Richey 60,850, and all directors and executive officers as a group 96,650.

(2)	Includes 20,542 stock equivalents credited to Mr. Antle’s deferred compensation account under the Compensation Plan for Non-Management Directors.

(3)	The percentage of total outstanding Common Shares beneficially owned by this individual does not exceed 1%.

(4)	Includes 10,300 stock equivalents credited to Mr. McConnell’s deferred compensation account under the Compensation Plan for Non-Management Directors.

(5)	Includes 14,200 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Management Directors.
Security Ownership of Certain Beneficial Owners
      The following table sets forth certain information with respect to each person known by the Company to beneficially own more than five percent of the outstanding Common Shares:

	Number of	Percent of
Name and Address of	Common Shares	Outstanding
Beneficial Owner	Beneficially Owned	Common Shares

Columbia Wanger Asset Management, L.P.	3,704,500 (1)	14.3%
227 West Monroe, Suite 3000
Chicago, IL 60606
Waddell & Reed	1,464,900 (2)	5.7%
6300 Lamar Ave.
Shawnee Mission, KS 66201

(1)	Based on information provided by Columbia Wanger Asset Management, L.P. (“CWAM”), an investment advisor to the following registered owners: Columbia Acorn Fund, 2,200,000 shares; Columbia Acorn USA, 580,300 shares; Oregon State Treasury, 200,000 shares; Wanger Advisors Trust US Smaller Companies, 492,300 shares; Wanger Investment Company PLC, US Smaller Companies, 137,300 shares; Fairfax County Employees’ Retirement, 30,000 shares; Fleet Bank Pension, 29,400 shares; Optimum Small Cap Growth, 21,200 shares; New America Small Caps, 14,000 shares. CWAM and its general partner, WAM Acquisition G.P., hold shared voting power and investment power with the registered owners as to the 3,704,500 shares.

(2)	Based on information provided by Waddell & Reed, who holds sole voting and investment powers as to all shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2006, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.
II.     PROPOSAL TO RATIFY COMPANY’S SELECTION OF KPMG LLP
AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2007
      The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2007.
      The Audit and Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending September 30, 2007.
      KPMG LLP or its predecessor firms have served as the independent auditors of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the 2007 Annual Meeting with the opportunity to make a statement and respond to appropriate questions from Stockholders.
      Although this appointment is not required to be submitted to a vote of Stockholders, the Board of Directors believes it is appropriate to request that the Stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2007. If the Stockholders do not ratify, the Audit and Finance Committee will investigate the reasons for Stockholder rejection and will reconsider the appointment.
III.     INDEPENDENT AUDITORS
      The Audit and Finance Committee (the “Committee”) has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and non-audit services to be provided by the Company’s independent auditors. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

      The following fees were paid to KPMG LLP for services rendered for each of the last two fiscal years:

	2006	2005

Audit Fees	$1,200,000	924,000
Audit-Related Fees	—	3,000
Tax Fees	185,000	85,000
All Other Fees	—	—
Total KPMG LLP Fees Paid	$1,305,000	1,012,000
      Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including attestation of management’s report on internal control over financial reporting.
      Audit-Related Fees represent amounts paid for services that are related to the performance of the audit, including review of general accounting matters.
      Tax Fees represent amounts paid for tax compliance, tax advice and tax planning services.
      In the process of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2007, the Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.
IV.     VOTING
      The affirmative vote of the holders of a majority of the Common Shares entitled to vote which are present in person or represented by proxy at the 2007 Annual Meeting is required to elect directors, to ratify the Company’s selection of independent auditors for fiscal 2007, and to act on any other matters properly brought before the meeting. Common Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors, proxies which are marked “Abstain” on the proposal to ratify the selection of independent auditors, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the Common Shares represented thereby were voted against such nominee or nominees, against such proposal to ratify the selection of independent auditors, and against such other matters, respectively. Common Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the meeting as to such matter or matters.
      The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.
V.     STOCKHOLDER PROPOSALS
      Proposals of Stockholders intended to be presented at the 2008 Annual Meeting must be received by the Company by August 28, 2007 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.
      In order for a Stockholder to nominate a candidate for director, under the Company’s Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the Stockholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.
      In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Stockholder action in accordance with the provisions of applicable law. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.
      In each case, the notice must be given to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, MO 63124-1186. Any Stockholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ESCO TECHNOLOGIES INC.
     The undersigned, as holder of record of the common stock of ESCO TECHNOLOGIES INC. (the “Company”), does hereby appoint V.L. Richey, Jr., G.E. Muenster and A.S. Barclay, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on February 2, 2007, commencing at 9:30 A.M., St. Louis time, at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 and at any and all adjournments of such meeting, and to vote all the shares of common stock of the Company standing on the register of the Company’s stock transfer agent in the name of the undersigned as follows, and in their discretion on such other business as may properly come before the meeting:

Please be sure to date and sign this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	Election of Directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

V.L RICHEY, JR. J.M. STOLZE

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	Ratification of Company’s Selection of KPMG LLP as Independent Auditors for Fiscal Year Ending September 30, 2007	☐	☐	☐
MANAGEMENT RECOMMENDS A VOTE FOR
THE ABOVE PROPOSALS.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement dated December 20, 2006.
     The proxies will vote your common stock in the manner directed herein by the undersigned Stockholder.
     If no direction is made, this proxy will be voted FOR each of Proposals 1 and 2.
     Please sign exactly as your name appears on this form. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

é   Detach above form, sign, date and mail in postage paid envelope provided.   é
ESCO TECHNOLOGIES INC.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY FORM TODAY
     December 20, 2006
Dear Stockholder:
     The Annual Meeting of Stockholders of ESCO Technologies Inc. will be held at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 at 9:30 A.M., St. Louis time, on Friday, February 2, 2007.
     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.
     Thank you.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.